Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Hip Cuisine, Inc. on Amendment No. 1 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated May 5, 2016 on the consolidated balance sheets of Hip Cuisine, Inc. as of December 31, 2015 and the related consolidated statements of operations, stockholders’ equity/ (deficit) and cash flows for the year ended December 31, 2015, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C
Salt Lake City, Utah 84111
May 6, 2016